Exhibit 99.1

FOR IMMEDIATE RELEASE

Rice Energy Provides Fourth Quarter and Full Year 2014 Operational Update and Reports 117% Increase in Proved Reserves to 1.3 Tcfe

CANONSBURG, Pa., Feb. 17, 2015 /PRNewswire/ – Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today provided a 2014 operational update and announced year-end 2014 proved reserves. Highlights include:

•	Averaged 398 MMcfe/d of net production for the fourth quarter of 2014, a 61% increase from third quarter 2014

•	Averaged 274 MMcfe/d for full-year 2014 pro forma(1) net production, a 118% increase over pro forma 2013 daily production

•	Adjusted realized natural gas price of $3.46 per Mcf in the fourth quarter of 2014

•	Increased core acreage position to approximately 141,000 net acres as of year end 2014, consisting of 86,000 acres in southwestern Pennsylvania and 55,000 net acres in Belmont County, Ohio

•	Proved reserves increased to 1.3 Tcfe at December 31, 2014, a 117% increase from year-end 2013 pro forma figures

•	Proved developed reserves increased to 644 Bcfe at December 31, 2014, a 159% increase from year-end 2013 pro forma figures

•	Increased proved PV-10(2) value to $1.8 billion, a 146% increase from year-end 2013 pro forma figures

•	Increased proved developed PV-10 value to $1.1 billion, a 173% increase from year-end 2013 pro forma figures

Operations Update

Fourth Quarter 2014

Net production for the quarter averaged 398 MMcfe/d, a 61% increase over third quarter 2014 average daily production and a 158% increase over pro forma fourth quarter 2013 production of 154 MMcfe/d. During the quarter, we successfully completed and turned to sales 22 gross (19 net) horizontal Marcellus wells with an average lateral length of 7,000 feet, including 5 gross (4 net) wells that were completed and turned to sales in mid-December, approximately six weeks ahead of schedule. Production from our horizontal Marcellus wells accounted for approximately 85% of our total fourth quarter 2014 production. Net production for the quarter was comprised of 36.1 Bcf of natural gas and 90.8 MBbls of oil and NGLs. Our fourth quarter 2014 realized natural gas price, before the effect of hedges, was $3.00 per Mcf. After giving effect to hedges, our average natural gas price was $3.06 per Mcf. Our average adjusted realized price, including our firm transportation sales and the impact of hedging, was $3.46 per Mcf. Our average realized oil and NGL price was $45.18 per Bbl.

(1)	References to pro forma throughout this release relate to our acquisition of the remaining 50% interest in our Marcellus joint venture from Alpha Natural Resources, Inc. on January 29, 2014.
(2)	Please see “Supplemental Non-GAAP Financial Measure” for a description of PV-10

Full Year 2014

Pro forma net production for 2014 averaged 274 MMcfe/d, a 118% increase over pro forma 2013 daily production. During the year, we initiated production from 36 net Marcellus wells and 7 net Utica wells. Total pro forma net production for the year was comprised of 99.6 Bcf of natural gas and 94.2 MBbls of oil and NGLs. Our 2014 realized natural gas price, before the effect of hedges, was $3.65 per Mcf. After giving effect to hedges, our average natural gas price was $3.46 per Mcf. Our average adjusted realized price, including our firm transportation sales and the impact of hedging, was $3.73 per Mcf. Our average realized oil and NGL price was $46.07 per Bbl.

	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
	(Unaudited)
Volumes:
Natural gas production (MMcf)	36,076	97,172
Oil and natural gas liquids (NGL) production (MBbls)	91	94
Total production (MMcfe)	36,621	97,737
Average realized prices per Mcf:
Natural gas price before effects of hedges	$3.00	$3.65
Natural gas price after effects of hedges(1)	$3.06	$3.46
Adjusted realized natural gas price(2)	$3.46	$3.73
Average oil and NGL price per Bbl	$45.18	$46.07

(1)	The effect of hedges includes realized gains and losses on commodity derivative transactions.
(2)	Adjusted realized price includes our net firm transportation sales and the effects of hedging.

2014 Proved Reserves

Proved reserves increased by 117% from pro forma year end 2013 to over 1.3 Tcfe at December 31, 2014. Our Marcellus Shale position accounted for approximately 92% of total proved reserves, while our Utica and Upper Devonian Shale positions accounted for 7% and 1%, respectively, of total proved reserves. Our year-end 2014 proved reserves were 100% natural gas with a 13-year estimated reserve life, based on 2014 production. As of December 31, 2014, approximately 14% of our 1,204 total net locations identified by management were classified as proved.

Estimated Proved Reserves as of December 31, 2014
	Net Reserves (Bcfe)	PV-10 (in millions)	Net Locations

Proved developed reserves	644	$1,145	102
Proved undeveloped reserves	662	$600	65

Total proved reserves	1,306	$1,745	167

Unbooked locations(1)			1,037

Total Estimated Locations			1,204
Percent developed locations			9%

(1)	Represents management’s calculation of net locations not included in total proved reserves net locations.

Proved Developed Reserves

Proved developed reserves increased by 159% from pro forma year end 2013 to approximately 644 Bcfe, as of December 31, 2014. Approximately 49% of our total proved reserves were classified as proved developed as of year end 2014, as compared to 41% at year end 2013. Net performance revisions of 37 Bcfe were primarily due to improved Marcellus well performance from longer laterals. 102 net wells were categorized as proved developed at year end 2014, comprised of 91 net producing wells and 11 net non-producing wells.

Proved Undeveloped Reserves

Proved undeveloped reserves increased by 88% from pro forma year end 2013 to approximately 662 Bcfe, as of December 31, 2014. 65 net locations were categorized as proved undeveloped at year end 2014, including 4 net Utica locations. Our 662 Bcfe of proved undeveloped reserves will require an estimated $585 million of future development capital over the next five years, which results in an estimated average development cost of $0.88 per Mcfe for our proved undeveloped reserves. The $585 million of future development capital is based on 2014 well cost assumptions and does not assume any anticipated future well cost reductions.

Proved PV-10 Value

The pre-tax present value discounted at 10% (pre-tax PV-10) for our year-end 2014 proved reserves was $1.8 billion, a 146% increase over pro forma year-end 2013 proved PV-10 value. Our pre-tax PV-10 value of our proved developed reserves was $1.1 billion, a 173% increase over pro forma year-end 2013 proved developed PV-10 value. Our estimated proved reserves and PV-10 value were determined using an SEC Henry Hub spot price of $4.35 per MMBtu, which is based on the 12-month unweighted arithmetic average of the first day of the month price for each month in the January through December 2014 period and is not indicative of current forward prices.

Conference Call

Rice Energy will host a conference call on March 12, 2015 at 9:00 a.m. Eastern time (8:00 a.m. Central time) to discuss fourth quarter and full year 2014 financial and operating results. To listen to a live audio webcast of the conference call, please visit Rice Energy’s website at www.riceenergy.com. A replay of the conference call will be available for two weeks and can also be accessed from our homepage.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin. For more information, please visit our website at www.riceenergy.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. Information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by us will be realized, or even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Supplemental Non-GAAP Financial Measure

(Unaudited)

PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. We expect to include a full reconciliation of PV-10 to standardized measure in our Form 10-K for the year ended December 31, 2014. Neither PV-10 nor standardized measure represents an estimate of the fair market value of our natural gas properties.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com

4